Exhibit 99.1

COMPANY PRESS RELEASE

SOURCE: Patrick Industries, Inc.

PATRICK INDUSTRIES, INC. ANNOUNCES THE RENEWAL OF THE STOCK REPURCHASE PROGRAM

ELKHART, Ind., Dec. 21 /PRNewswire/ -- Today the Board of Directors announced that it is renewing its stock repurchase program. The repurchase of up to 1,000,000 shares will be accomplished intermittently, depending on market conditions and other factors, through open market purchases and privately negotiated transactions. Patrick's common stock is traded on the Nasdaq National Market System.

Patrick Industries, Inc. (Nasdaq: PATK) is a nationwide distributor and manufacturer of building products for the manufactured housing, recreational vehicle, furniture, marine, automotive, architectural, and other industries. The Company operates from 16 warehouses and 26 manufacturing facilities in 14 states.